Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

Devon Energy Reports Second-Quarter Results

and Declares Quarterly Fixed Dividend

KEY HIGHLIGHTS

•	Delivered $899 million of net earnings, or $1.41 per share; $536 million of core earnings, or $0.84 per share

•	Achieved production of 841,000 oil equivalent production (Boe) per day, exceeding the top-end of guidance

•	Averaged 387,000 barrels per day of oil production, exceeding midpoint guidance

•	Invested $932 million of capital, 7 percent lower than midpoint guidance

•	Generated $1.5 billion of operating cash flow and $589 million of free cash flow

•	Returned $405 million to shareholders through the fixed dividend and share repurchases

•	Strengthened the balance sheet with cash balances increasing $525 million to a total of $1.8 billion

•	Closed divestiture of equity interest in the Matterhorn Pipeline for $372 million

•	On August 1, 2025, acquired outstanding noncontrolling interests in Cotton Draw Midstream for $260 million

•	Announced two marketing agreements: an LNG export contract with international pricing exposure and a Permian gas sale tied to power pricing, enhancing portfolio diversification

OKLAHOMA CITY – Aug. 5, 2025 – Devon Energy Corp. (NYSE: DVN) today reports second-quarter results and declares quarterly fixed dividend. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

“In the second quarter, we delivered exceptional results exceeding our production guidance with 841,000 Boe per day,” said Clay Gaspar, president and CEO. “We generated $1.5 billion in operating cash flow and $589 million in free cash flow, with capital investments 7 percent below guidance. Our disciplined capital allocation approach supported robust returns to shareholders through dividends and share repurchases, while strengthening our balance sheet and ending the quarter with $1.8 billion in cash.”

“Amid market fluctuations, we remained focused on operational excellence, leveraging our premier resource base and strong financial position to deliver outstanding results. Our business optimization plan is progressing rapidly, positioning us to achieve $1 billion in annual pre-tax free cash flow by the end of 2026. For the second consecutive quarter, we reduced 2025 capital by $100 million while raising production forecasts, further strengthening our free cash flow trajectory. Our team’s innovation and commitment ensure we are well-equipped to navigate price volatility, adapt to market trends, and maximize returns for shareholders,” Gaspar added.

“In addition, we completed the $372 million sale of the Matterhorn Pipeline and, on August 1, acquired the remaining noncontrolling interest in Cotton Draw Midstream for $260 million. These transactions support our E&P operations by optimizing our midstream portfolio, enhancing long-term value,” concluded Gaspar.

FINANCIAL RESULTS

Devon reported net earnings of $899 million, or $1.41 per diluted share, in the second quarter of 2025. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $536 million, or $0.84 per diluted share.

Operating cash flow totaled $1.5 billion in the second quarter, which funded all the company’s capital requirements and resulted in $589 million of free cash flow for the quarter. In addition to this free cash flow, Devon received $372 million in proceeds from the divestiture of its equity ownership in the Matterhorn Pipeline.

During the quarter, Devon’s investment-grade financial position strengthened with cash balances increasing by $525 million to a total of $1.8 billion. The company ended the quarter with outstanding debt of $8.9 billion and a net debt-to-EBITDAX ratio of 0.9 times.

RETURN OF CAPITAL

Devon declared its fixed quarterly cash dividend of $0.24 per share, payable on Sep. 30, 2025, to shareholders of record at the close of business on Sep. 15, 2025.

The company also returned capital to shareholders through the ongoing execution of its $5.0 billion share-repurchase program. During the second quarter, Devon repurchased 7.9 million of its shares for $249 million. Since the inception of the share repurchase program, the company has repurchased 85.4 million shares, at a total cost of $3.9 billion.

OPERATING RESULTS

Devon’s capital activity in the second quarter averaged 21 operated drilling rigs and 6 completion crews across its asset portfolio. This level of activity resulted in 110 gross operated wells being placed online, with an average lateral length of 10,300 feet. Total capital investment was $932 million, or 7 percent below guidance. This positive variance was primarily attributable to lower completion cost primarily in the Delaware, as wells as lower infrastructure and facilities spend, efficiency gains, and effective supply chain management across the asset portfolio.

Production averaged 841,000 Boe per day in the second quarter, exceeding the top-end of guidance. This result represents a 3 percent increase quarter over quarter driven by strong growth from the Delaware Basin. Oil totaled 387,000 barrels per day in the quarter, which was 46 percent of total volume and at the top-end of the company’s guidance range.

For the second quarter, Devon’s oil, gas and NGL sales totaled $2.7 billion. The company’s realized price during the period, including commodity hedges, was $36.30 per Boe, compared with the prior quarter of $42.45 per Boe. The lower price realization was primarily driven by reduced crude, natural gas, and natural gas liquids benchmark pricing. Also contributing to the lower pricing was the expanded regional gas price differential in the Delaware Basin driven by infrastructure constraints.

Production costs, including taxes, averaged $11.75 per Boe in the second quarter, a 5 percent reduction from the prior quarter. The largest component of production costs is lease operating expense and gathering, processing and transportation costs, which totaled $9.17 per Boe in the quarter.

During the second quarter, Devon divested its equity interest in the Matterhorn Pipeline for $372 million, resulting in a $307 million gain and approximately $68 million of associated taxes.

On August 1, 2025, Devon acquired all outstanding noncontrolling interests in Cotton Draw Midstream (CDM) for $260 million, resulting in 100% ownership of CDM’s equity. Following this transaction, Devon will no longer distribute a portion of CDM’s cash flows to noncontrolling interest holders, resulting in approximately $50 million in annual distribution savings.

MARKETING AGREEMENTS

Devon is announcing two new agreements to further diversify its natural gas marketing portfolio. The first agreement, effective in 2028, will supply 50 MMcf per day for LNG exports over a 10-year term, with pricing indexed to international markets.

Additionally, the company has entered into a gas sale agreement with CPV Basin Ranch Energy Center, to support its proposed 1,350 MW combined-cycle natural gas power plant. Expected to begin in 2028, Devon will provide 65 MMcf per day over a seven-year term with pricing indexed to ERCOT West.

2025 OUTLOOK

Based on the strength of results to date, Devon is increasing its full-year 2025 oil production forecast to a range of 384,000 to 390,000 barrels per day. The company is also increasing its total production outlook and now expects volumes to be in the range of 825,000 to 842,000 Boe per day. Devon has also revised its full-year capital guidance to a range of $3.6 billion to $3.8 billion, down from the previous estimate of approximately $3.8 billion. This $100 million reduction largely reflects the success of the company’s business optimization plan that has resulted in capital reductions for two consecutive quarters.

Additionally, the company is lowering its 2025 current tax expense outlook to 10 percent of pre-tax earnings compared to previous expectations of 15 percent. The reduction is related to change in federal legislation.

In the third quarter of 2025, Devon expects oil production to average 384,000 to 390,000 barrels per day. Capital spending in the third quarter is expected to be approximately $900 million.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s second-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, August 6, 2025, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a diversified multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contact	Media Contact
investor.relations@dvn.com	Michelle Hindmarch
405-228-4450	405-552-7460

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices, including from changes in trade relations and policies, such as the imposition of tariffs by the U.S., China or other countries; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital, which can be exacerbated by supply chain disruptions, including as a result of tariffs or other changes in trade policy; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and water disposal; climate change and risks related to regulatory, social and market efforts to address climate change; risks relating to our ESG initiatives; claims, audits and other proceedings impacting our business, including with respect to historic and legacy operations; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2024 Annual Report on Form 10-K (the “2024 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2024 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2024 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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